December 8,
2005


Mail Stop 4561

Andrew Jacobs
8401 North Central Expressway, Suite 800
Dallas, TX  75225

      Re:	Capstead Mortgage Corporation
		Form 10-K for the year ended December 31, 2004
		File No. 001-08896

Dear Mr. Jacobs:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.




							Sincerely,



      Cicely Luckey
      Branch Chief


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Mr. Andrew Jacobs
Capstead Mortgage Corporation
August 2, 2005
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